UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 16, 2019

Date of Report (Date of earliest event reported)

Installed Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36307	45-3707650
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

495 South High Street, Suite 50

Columbus, Ohio 43215

(Address of principal executive offices, zip code)

(614) 221-3399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	IBP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 16, 2019, Installed Building Products, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with the subsidiary guarantors party thereto and BofA Securities, Inc., as representative of the several initial purchasers named therein (the “Initial Purchasers”), with respect to an offering of $300.0 million aggregate principal amount of its 5.75% Senior Notes due 2028 (the “Notes”). The Notes offering is expected to close on or about September 26, 2019, subject to customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements by the Company. In addition, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Initial Purchasers may be required to make in respect of those liabilities. Furthermore, the Company has agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by the Company for a period of 90 days after the date of the Purchase Agreement without the prior written consent of the representative of the Initial Purchasers.

The Company intends to use the net proceeds from the offering (i) to repay a portion of its outstanding obligations (including accrued and unpaid interest) under its term loan facility, (ii) to pay fees and expenses related to the Notes offering and the entry into a new revolving credit facility and (iii) for general corporate purposes.

The Notes will be issued in a private transaction that is exempt from the registration requirements of the Securities Act to persons reasonably believed to be “qualified institutional buyers,” as defined in and in accordance with Rule 144A under the Securities Act, and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. Accordingly, the Notes and the related guarantees will not be registered under the Securities Act and the Notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto, and which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 17, 2019, the Company issued a press release announcing the pricing of the Notes offering. A copy of press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1

Purchase Agreement, dated as of September 16, 2019, by and among Installed Building Products, Inc., as issuer, the subsidiary guarantors party thereto, and BofA Securities, Inc. for itself and on behalf of several initial purchasers.

99.1	Press release announcing the pricing of the Notes offering, dated September 17, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTALLED BUILDING PRODUCTS, INC.

Date: September 17, 2019	By:	/s/ Michael T. Miller
Executive Vice President and
Chief Financial Officer